VOTING AGREEMENT

     THIS VOTING AGREEMENT effective this 27th day of January, 1989 (the "Agreement"), by and among The Coca-Cola Company, a Delaware corporation (the "Company"), J. Frank Harrison, III and J. Frank Harrison (the latter two persons being hereinafter referred to as the "Harrisons") and Reid M. Benson in his capacity as co-trustee of three trusts for the benefit of certain relatives of the Harrisons (the "Co-Trustee").

     WHEREAS, the Harrisons, the Co-Trustee and the Company have the power to vote in the aggregate 3,404,018 issued and outstanding shares of the Common Stock, $1.00 par value ("Common Stock"), and 1,553,728 issued and outstanding shares of the Class B Common Stock, $1.00 par value ("Class B Common Stock") of Coca-Cola Bottling Co. Consolidated, a Delaware corporation ("Consolidated"), as set forth in Exhibit A; and

     WHEREAS, the Harrisons, the Co-Trustee and the Company desire to enter into this Voting Agreement in the manner set forth hereinbelow and desire that this Agreement be specifically enforceable against each of them and that their respective shares of Common Stock and Class B Common Stock (together "Consolidated Stock") be voted in the manner and for the purposes specified herein.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Harrisons, the Co-Trustee and the Company hereby agree as follows:

     1. Voting Agreement.

     (a) The Harrisons and the Co-Trustee hereby agree to vote all of the Consolidated Stock as to which they now or hereafter have voting power (subject to any applicable fiduciary duties) in favor of and in order to:

     (i) Nominate and elect as a director of Consolidated one person designated in writing by the Company and reasonably acceptable to the Harrisons. The person initially so designated shall be seated on the Board of Directors of Consolidated as soon as practicable after the date of this Agreement and shall thereafter be retained as a director subject to the provisions of Paragraph 7(e) hereof.

     (ii) Continue to vote for the person so designated and elected as a director in accordance with this Agreement and Paragraph 9 of the Stock Rights and Restrictions Agreement dated as of January 27, 1989, between the Company and Consolidated (the "Stock Rights and Restrictions Agreement") or any successor director designated in accordance with subparagraph
     (a)(iii) of this Paragraph 1 during the term of this Agreement.

     (iii) In the event any director so designated and elected cannot or will not serve as a director or ceases serving as a director of Consolidated for any reason whatsoever, the Harrisons agree to vote for the person designated in writing by the Company and reasonably acceptable to them to serve as a successor director, and this provision shall be effective as to any replacement designee for any such successor.

     (b) The Company agrees that while this Agreement is in effect and thereafter it will support the control of Consolidated by the Harrison family and cooperate in good faith with the Harrisons with respect thereto, provided in each case that J. Frank Harrison, III and/or J. Frank Harrison are/is actively involved in the management of Consolidated.

     2. Irrevocable Proxy. In order to ensure the voting of the shares of Consolidated Stock beneficially owned by the Company in accordance with this Agreement, the Company agrees to execute an irrevocable proxy simultaneously with the execution hereof in the form of Exhibit B attached hereto, granting to
J. Frank Harrison, III, during his lifetime and, thereafter, to J. Frank Harrison, the right to vote, or to execute and deliver shareholder written consents, in respect of all Common Stock and Class B Common Stock now or hereafter owned and any other shares of Consolidated Stock which the Company has the right to vote. It is understood and agreed that such irrevocable proxy relates not only to voting for the election of directors of Consolidated in accordance with this Agreement but also to voting on any matter as to which holders of Common Stock or Class B Common Stock are entitled to vote; provided, however, that the Harrisons will not be entitled to vote such shares with respect to any merger, consolidation, sale of substantially all of its assets, any other corporate reorganization or other similar corporate transaction involving Consolidated, as a result of which the Harrisons would not exercise voting control of the resulting entity or the Company would not have an equity interest in the resulting entity.

     3. Changes in Common Stock or Class B Common Stock. In the event that subsequent to the date of this Agreement any shares or other securities (other than any shares or securities of another corporation issued to Consolidated shareholders pursuant to a plan of merger) are issued on, or in exchange for, any of the shares of the Common Stock or Class B Common Stock held by the Company by reason of any stock dividend, stock split, consolidation of shares, reclassification, merger or consolidation involving Consolidated, such shares or securities shall be deemed to be Consolidated Stock for purposes of this Agreement, and the irrevocable proxy will be effective as to any such shares.

     4. Class B Common Stock. In the event that (i) there would no longer be a viable market for the Common Stock due to the existence of disproportionate voting rights in the Class B Common Stock, as a result of which the Harrisons have surrendered all such shares of Class B Common Stock to Consolidated or no longer are able to vote their shares of Class B Common Stock disproportionately or (ii) any rule, regulation or condition requires elimination of Class B Common Stock, J. Frank Harrison, III and in the event of his death, J. Frank Harrison, shall have the option to purchase the Company's shares of Class B Common Stock on the next anniversary of the date of this Agreement, for $38.50 per share plus an amount sufficient to give the Company a 25% compounded annual rate of return from May 7, 1987 after taking into account dividends and other distributions previously received thereon. Such option must be exercised within three months of the occurrence of the event that creates the circumstances referred to in the first sentence hereof and would be assignable to Consolidated by either of the Harrisons and to J. Frank Harrison by J. Frank Harrison, III.

     5. Representations of the Harrisons and the Company. The Company and each of the Harrisons hereby represent and warrant to each other that (a) it or he owns and/or has the right to vote the number of shares of the Common Stock and Class B Common Stock as set forth opposite such shareholder's name on Exhibit A attached hereto, (b) such shareholder has full power to enter into this Agreement and has not, prior to the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement other than one which has expired or terminated prior to the date hereof, and (c) such shareholder will not take any action inconsistent with the purposes and provisions of this Agreement.

     6. Good Faith Consideration of Transfer of Consolidated Stock. Subject to Paragraph 4 of the Stock Rights and Restrictions Agreement, the Company agrees that at any time or from time to time during the term of this Agreement it will consider in good faith any proposal that the Harrisons, or either of them, make for the purchase of shares of Consolidated Stock held by the Company, but it is understood that this provision is not intended to create any legally binding option or right to purchase such shares but as an acknowledgement of good faith consideration in the future.

     7. General Provisions. (a) All of the covenants and agreements contained in this Agreement shall be binding upon, and enure to the benefit of, the respective parties and their successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be, provided that this Agreement shall not apply to any Affected Shares, as defined in Paragraph 4 of the Stock Rights and Restrictions Agreement, as to which shares the offer to sell was not accepted by Consolidated and which were thereafter sold without being again subject to said Paragraph 4.

     (b) This Agreement, and the rights of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware.

     (c) This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

     (d) This Agreement and the irrevocable proxy shall terminate (i) upon the written agreement of the parties, or (ii) at such time as the Company is not the beneficial owner of any shares of Consolidated Stock.

     (e) The Company's right to have a designee on the Board of Directors of Consolidated shall terminate (but all other provisions of this Agreement shall remain in effect) at such time as the Company is not the owner of shares by which the Company possesses at least 15% of the total voting power of all classes of common stock of Consolidated.

     (f) The irrevocable proxy shall terminate (but all other provisions of this Agreement shall remain in effect) at such time as (i) J. Frank Harrison or executors or trustees under his will and/or J. Frank Harrison, III do not collectively own all of the 712,796 shared Of Class B Common Stock currently owned by J. Frank Harrison, or (ii) the trusts which are parties to that certain Shareholder's Agreement, dated as of December 13, 1988 among the Company, the Harrisons and such trusts, hold less than fifty percent (50%) of the shares of Class B Common Stock held by them, in the aggregate, as of the date hereof.

     (g) An appropriate legend will be imprinted on the certificates of Common Stock and Class B Common Stock subject to this Agreement and the irrevocable proxy with respect to the existence of this Agreement and the irrevocable proxy.

     (h) If any provision of this Agreement shall be declared void or unenforceable by any court or administrative board of competent jurisdiction, such provision shall be deemed to have been severed from the remainder of this Agreement and this Agreement shall continue in all respects to be valid and enforceable.

     (i) No waiver of any right or remedy hereunder or any breach of any covenant, condition, agreement, representation or warranty of this Agreement extended by any party hereto shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                        THE COCA-COLA COMPANY

                                        By: /s/ David L. Kennedy
                                            -----------------------------
                                            Its: Authorized Representative

                                        /s/ J. Frank Harrison, III
                                        ---------------------------------
                                        J. Frank Harrison, III

                                        /s/ J. Frank Harrison
                                        ---------------------------------
                                        J. Frank Harrison

                                        /s/ Reid M. Henson
                                        ---------------------------------
                                        Reid M. Henson, Co-Trustee

                                    EXHIBIT A
                                    ---------

Name                                     Shares of          Shares of Class B
----                                    Common Stock           Common Stock
                                        ------------        ------------------

J. Frank Harrison                          948,582(1)(3)        948,582(2)(3)(4)

J. Frank Harrison, III                         403(3)(5)        335,988(6)

Reid M. Henson, Co-Trustee                     -0-               99,942(7)

The Coca-Cola Company                    2,455,033              269,158


1. Of the 948,582 shares of Common Stock beneficially owned, 712,796 are owned outright and 235,786 are held in a trust for the benefit of one of Mr. Harrison's relatives as to which Mr. Harrison has the sole right to vote such shares.

2. Of the 948,582 shares of Class B Common Stock beneficially owned, 712,796 are owned outright and 235,786 are held in a trust for the benefit of Mr. Harrison, as to which Mr. Harrison has the sole right to vote such shares.

3. No shares of Common Stock or Class B Common Stock owned by the Company are included in the total beneficial ownership of Mr. Harrison or Mr. Harrison, III.

4. All shares of Class B Common Stock are convertible on a share for share basis into shares of Common Stock.

5. All 403 shares of Common Stock are held by Mr. Harrison, III as custodian for his minor children.

6. Of the 335,988 shares of Class B Common Stock beneficially owned by Mr. Harrison, III, 99,942 shares are held in 3 trusts for the benefit of certain relatives of Mr. Harrison, III as to which he is a co-trustee and shares the power to vote and to dispose of.

7. Mr. Henson has beneficial ownership of 99,942 shares of Class B Common Stock by virtue of his serving as Co-Trustee of 3 trusts for the benefit of certain relatives of the Harrisons. Such trusts hold, in the aggregate, 99,942 shares of Class B Common as to which Mr. Henson, as Co-Trustee, shares the power to vote and to dispose of.

                                    EXHIBIT B

                       COCA-COLA BOTTLING CO. CONSOLIDATED
                                IRREVOCABLE PROXY

     The undersigned agrees to grant, and hereby grants to J. Frank Harrison, III, during his lifetime and, thereafter, to J. Frank Harrison, an irrevocable proxy pursuant to the provisions of Section 212 of the Delaware General Corporation Law to vote, or to execute and deliver written consents or otherwise exercise voting rights in any respect or fashion with respect to, all shares of Common Stock, $1.00 par value, and Class B Common Stock, $1.00 par value, of Coca-Cola Bottling Co. Consolidated ("Consolidated"), now owned or hereafter acquired by the undersigned as fully, to the same extent and with the same effect as the undersigned might or could do under any applicable laws or regulations governing the rights and powers of stockholders of a Delaware corporation, in connection with the election of directors of Consolidated and all other matters as to which such shares of Common Stock or Class B Common Stock are entitled to vote, except with respect to any merger, consolidation, sale of substantially all of its assets, any other corporate reorganization or other similar corporate transaction involving Consolidated (as a result of which the Harrisons would not exercise voting control of, or the Company would not have an equity interest in, the resulting entity), at any stockholders' meeting or otherwise as may be permitted under applicable law and the Certificate of Incorporation and By-Laws of Consolidated, as provided in the Voting Agreement, dated January 27, 1989, among the undersigned and J. Frank Harrison, III and J. Frank Harrison. The undersigned hereby affirms that this proxy is given as a condition of said Voting Agreement and as such is coupled with an interest and is irrevocable. It is further understood by the undersigned that this proxy may be exercised by J. Frank Harrison, III or J. Frank Harrison, for the period beginning on the date hereof and ending at the time when the undersigned has no right to vote or direct the vote any shares of Common Stock and Class B Common Stock, unless sooner terminated in accordance with provisions of said Voting Agreement.

     THIS PROXY SHALL REMAIN IN FULL FORCE AND EFFECT AND BE ENFORCEABLE AGAINST ANY DONEE, TRANSFEREE OR ASSIGNEE OF THE SHARES OF COMMON STOCK AND CLASS B COMMON STOCK TO WHICH IT RELATES, EXCEPT FOR SHARES TRANSFERRED PURSUANT TO PARAGRAPH 4 OF THE STOCK RIGHTS AND RESTRICTIONS AGREEMENT DATED AS OF JANUARY 27, 1989 BETWEEN CONSOLIDATED AND THE UNDERSIGNED.

         Dated this 27 day of January, 1989.

                                            THE COCA-COLA COMPANY

                                            By: /s/ David L. Kennedy
                                                ------------------------------
                                                Its: Authorized Representative